Exhibit 99.1

N E W S R E L E A S E	D A T E : April 25, 2018

NASDAQ REPORTS FIRST QUARTER 2018 RESULTS;

DELIVERS STRONG GROWTH IN REVENUES AND INCOME

•	First quarter 2018 net revenues[1] were $666 million, a 15% increase compared to the first quarter of 2017.

•	Organic growth in net revenues during the first quarter totaled 9%, with positive contribution from all four segments.

•	First quarter 2018 GAAP diluted EPS was $1.05 compared to $0.99 in the first quarter of 2017, while non-GAAP diluted EPS[2] was $1.24, an increase of 31% from the first quarter of 2017.

•	During the first quarter of 2018, the company repurchased common shares valued at $99 million. Dividends paid and share repurchases totaled $162 million in the first quarter, and on March 28, 2018, the company announced a 16% increase in the quarterly dividend to $0.44 per share.

•	As announced on April 16, 2018, the company achieved another milestone in its strategic pivot by completing the sale of the Public Relations Solutions and Digital Media Services businesses. The company plans to return the after-tax net proceeds of the sale to shareholders through additional equity repurchases and expects to continue to balance our investment activities toward Market Technology and Information Services.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the first quarter of 2018.

First quarter 2018 net revenues were $666 million, up $85 million, or 15%, from $581 million in the prior year period. The first quarter increase in net revenues included $55 million, or 9%, impact from organic growth, a $17 million favorable impact from changes in foreign exchange rates and a $13 million impact from acquisitions.

“We achieved strong results in the first quarter of 2018 through a combination of solid organic growth in our recurring revenues, as well as by maximizing the benefits of higher industry volumes with strong market share,” said Adena Friedman, President and CEO, Nasdaq. “Across all of our businesses, we delivered growth through a continued focus on executing for our clients.”

Mrs. Friedman continued, “I am also encouraged by the early progress against our 2018 execution priorities. This includes advancing our strategic pivot as an analytics and technology partner, including the recently completed sale of the Public Relations Solutions and Digital Media Services businesses, which allows us to focus our Corporate Services business on the most strategic services and solutions to our corporate clients. In addition, we continue to expand our pipeline of opportunities in our ‘markets economy’ technology strategy, and build momentum around our competitive position across several core businesses. While industry macro conditions have been developing positively, we remain focused on structurally advancing our capabilities to deliver over the long term for clients and shareholders, across a broad range of environmental backdrops.”

[1]	Represents revenues less transaction-based expenses.
[2]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

GAAP operating expenses were $393 million in the first quarter of 2018, an increase of $58 million from $335 million in the first quarter of 2017. The increase primarily reflects higher compensation and benefits expense, depreciation and amortization expense and merger and strategic initiatives expense.

Non-GAAP operating expenses were $353 million in the first quarter of 2018, an increase of $47 million, or 15%, compared to the first quarter of 2017. This reflects a $19 million increase from acquisitions, an $18 million organic expense increase, including an increase in compensation expense tied to the strong revenue growth in the period, and a $10 million unfavorable impact from changes in foreign exchange rates.

“With the re-balancing of our organic investments to focus more on our higher growth opportunities, we believe we are optimizing our resource allocation to support our new strategic direction,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “At the same time, we’ve become more transparent around our capital plan to drive returns for shareholders. Consistent with our capital deployment framework, we recently announced a 16% increase in the quarterly dividend to $0.44 per share, and have planned equity repurchases funded by the after-tax proceeds from the divestiture.”

On a GAAP basis, net income for the first quarter of 2018 was $177 million, or $1.05 per diluted share, compared to $168 million, or $0.99 per diluted share, in the first quarter of 2017.

On a non-GAAP basis, net income for the first quarter of 2018 was $209 million, or $1.24 per diluted share, compared with $162 million, or $0.95 per diluted share, in the first quarter of 2017. Non-GAAP EPS in the first quarter of 2018 increased 31% versus the prior year period, with U.S. tax reform contributing $0.14 per share, or 15 percentage points, of the increase to non-GAAP EPS year over year.

At March 31, 2018, the company had cash and cash equivalents of $405 million and total debt of $4,115 million, resulting in net debt of $3,710 million. This compares to net debt of $3,830 million at December 31, 2017. Share repurchases totaled $99 million during the first quarter of 2018. As of March 31, 2018, there was $627 million remaining under the board authorized share repurchase program.

UPDATING 2018 NON-GAAP EXPENSE GUIDANCE1

The company is lowering its 2018 non-GAAP operating expense guidance to $1,295 to $1,335 million versus prior expense guidance of $1,375 to $1,415 million, largely to reflect the closing of the divestiture of the Public Relations Solutions and Digital Media Services businesses in April.

[1]	U.S. GAAP operating expense is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

BUSINESS HIGHLIGHTS

Market Services (38% of total net revenues) - Net revenues were $250 million in the first quarter of 2018, up $32 million when compared to the first quarter of 2017.

Equity Derivatives (12% of total net revenues) - Net equity derivative trading and clearing revenues were $78 million in the first quarter of 2018, up $10 million compared to the first quarter of 2017. The increase primarily reflects higher U.S. trading volumes partially offset by lower U.S. market share and average net capture rate.

Cash Equities (11% of total net revenues) - Net cash equity trading revenues were $74 million in the first quarter of 2018, up $13 million from the first quarter of 2017. This increase primarily reflects higher U.S. and European cash equities revenues from higher industry trading volume and market share in both geographies, as well as a $3 million favorable impact from changes in foreign exchange rates.

Fixed Income and Commodities Trading and Clearing (4% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $23 million in the first quarter of 2018, up $4 million from the first quarter of 2017, due to $2 million of organic growth primarily related to higher NFX net revenues and a $2 million favorable impact from changes in foreign exchange rates.

Trade Management Services (11% of total net revenues) - Trade management services revenues were $75 million in the first quarter of 2018, up $5 million compared to the first quarter of 2017, primarily due to an increase in revenues from customer demand for third-party connectivity and co-location services.

Corporate Services (26% of total net revenues) - Revenues were $172 million in the first quarter of 2018, up $12 million compared to the first quarter of 2017.

Corporate Solutions (15% of total net revenues) - Corporate solutions revenues were $100 million in the first quarter of 2018, up $5 million from the first quarter of 2017 primarily due to $3 million of organic growth in public relations and board and leadership revenues, as well as a $2 million favorable impact from changes in foreign exchange rates.

Listing Services (11% of total net revenues) - Listing services revenues were $72 million in the first quarter of 2018, up $7 million from the first quarter of 2017. The change primarily reflects a $5 million organic increase, resulting from client adoption of our all-inclusive annual listing fee program offset by the run-off of fees earned from listing of additional shares, and a $2 million favorable impact from changes in foreign exchange rates.

Information Services (26% of total net revenues) - Revenues were $174 million in the first quarter of 2018, up $36 million from the first quarter of 2017.

Data Products (20% of total net revenues) - Data products revenues were $133 million in the first quarter of 2018, up $25 million compared to the first quarter of 2017, primarily due to a $13 million impact from the acquisition of eVestment net of an $11 million purchase price adjustment on deferred revenue during the period, an $8 million organic growth impact and a $4 million favorable impact from changes in foreign exchange rates.

Index Licensing and Services (6% of total net revenues) - Index licensing and services revenues were $41 million in the first quarter of 2018, up $11 million from the first quarter of 2017 primarily due to higher assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes and higher licensing revenues from futures trading volume related to the Nasdaq 100 Index.

Market Technology (10% of total net revenues) - Revenues were $70 million in the first quarter of 2018, up $5 million from the first quarter of 2017. The increase primarily reflects organic growth of $3 million, primarily due to higher software as a service revenues and higher change request revenues, as well as a $2 million favorable impact from changes in foreign exchange rates. New order intake totaled $55 million in the first quarter of 2018 while the backlog totaled $735 million at March 31, 2018, up 4% from March 31, 2017.

CORPORATE HIGHLIGHTS

•	Nasdaq completed the sale of its Public Relations Solutions and Digital Media Services businesses to West Corporation. On April 16, 2018, the company announced the completion of the sale of its Public Relations Solutions and Digital Media Services businesses to West Corporation, a global leader in technology-enabled services, for approximately $335 million, subject to adjustments. Through a multi-year partnership with West, Nasdaq will continue to provide eligible Nasdaq-listed clients with seamless access to public relations, webcasting and webhosting products and services as part of the terms of the transaction. The completion of the transaction will enable Nasdaq’s Corporate Solutions business to focus its efforts on strengthening technology, data and analytics capabilities within its investor relations, governance, risk and compliance solutions.

•	Market Services delivered record quarterly net revenues of $250 million in the first quarter of 2018 through a combination of strong competitive position, stable pricing and rising industry volumes. Market Services net revenue of $250 million in the first quarter featured record quarterly revenue contribution from equity derivatives. While industry volumes in cash equities and equity derivatives markets were at multi-year highs in the first quarter of 2018, Nasdaq’s record equity derivatives revenues reflected the enlarged market share resulting from the successful integration of ISE. Nasdaq’s quarterly cash equities revenues were the highest since early 2016 reflecting increased market share[1] over recent periods, the successful integration of Nasdaq Canada, and generally stable pricing trends.

•	Market Technology order intake totaled $55 million during the first quarter of 2018 while total order backlog totaled $735 million at March 31, 2018. Order intake totaled $55 million in the first quarter of 2018. New client relationships during the quarter included an agreement with Depósito Central de Valores (DCV), Chile’s central securities depository, for post trade technology, as well as several agreements with non-financial market and cryptocurrency customers. Nasdaq also experienced growth in its SMARTS surveillance business through new customers and expanded relationships. For instance, Hong Kong Exchanges and Clearing Limited will adopt significant technology innovations coming out of the SMARTS lab, including the use of machine intelligence for surveillance.

•	Nasdaq saw record ETP assets under management tracking Nasdaq indexes. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary index families increased to a record $173 billion as of March 31, 2018, up 25% compared to March 31, 2017. The March 31, 2018 total AUM included $73 billion, or 42%, tracking smart beta indexes. At March 31, 2018, the number of ETPs tracking Nasdaq-licensed indexes rose to 328 compared to 306 at March 31, 2017.

•	The Nasdaq Stock Market led U.S. exchanges for IPOs in the first quarter of 2018 with a 63% win rate, while strong Nordic listings growth continues. In the U.S. market, The Nasdaq Stock Market welcomed 62 new listings in the first quarter of 2018, 37 of which were IPOs. Highlights from the first quarter included the two largest IPO’s2, Dropbox and iQIYI, as well as Bilibili, Zscaler and Xcel Energy, a switch from the NYSE. Nasdaq’s Nordic, Baltic and First North exchanges experienced 15 new listings including 13 IPOs and 2 upgrades from First North to Main Market, and the total of Nordic-listed companies on Nasdaq exchanges at March 31, 2018 increased 8% to 986, from March 31, 2017.

[1]	In the first quarter of 2018, the combined U.S. cash equities matched market share executed on Nasdaq’s exchanges consisted of 14.9% at The Nasdaq Stock Market, 3.3% at Nasdaq BX and 0.9% at Nasdaq PSX.
[2]	As measured by “day one” market capitalization.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 90 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 3,900 total listings with a market value of approximately $13 trillion. To learn more, visit business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Performance measures excluding intangible asset amortization expense therefore provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparison in Nasdaq’s performance between periods.

Other significant items: We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. We believe the exclusion of such amounts allows management and investors to better understand the ongoing financial results of Nasdaq. For the three months ended March 31, 2018 and December 31, 2017, other significant items included a sublease loss reserve charge recorded on space we currently occupy due to excess capacity.

Significant tax items: The adjustment to the income tax provision includes the tax impact of each non-GAAP adjustment in addition to the following items:

•	The impact of the newly enacted U.S. tax legislation is related to the Tax Cuts and Jobs Act which was enacted on December 22, 2017. For the three months ended March 31, 2018, we recorded an increase to tax expense of $5 million, which reflects the reduced federal tax benefit associated with state unrecognized tax benefits. For the three months ended December 31, 2017, we recorded a decrease to tax expense of $89 million, which reflected the estimated impact associated with the enactment of this act. The decrease in tax expense primarily related to the remeasurement of our net U.S. deferred tax liability at the lower U.S. federal corporate income tax rate. These amounts may be refined in the future as new information becomes available.

•	Excess tax benefits related to employee share-based compensation of $5 million for the three months ended March 31, 2018, $10 million for the three months ended December 31, 2017 and $23 million for the three months ended March 31, 2017 reflect the recognition of income tax effects of share-based awards when awards vest or are settled. This item is subject to volatility and will vary based on the timing of the vesting of employee share-based compensation arrangements and fluctuation in our stock price.

•	For the three months ended December 31, 2017, we recorded a decrease to tax expense of $6 million, which reflects the impact of amending our assertion regarding the indefinite reinvestment of earnings of certain subsidiaries outside the U.S.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Revenues:
Market Services	$735	$611	$606
Transaction-based expenses:
Transaction rebates	(348)	(285)	(301)
Brokerage, clearance and exchange fees	(137)	(104)	(87)

Total Market Services revenues less transaction-based expenses	250	222	218
Corporate Services	172	169	160
Information Services	174	156	138
Market Technology	70	83	65

Revenues less transaction-based expenses	666	630	581

Operating Expenses:
Compensation and benefits	197	181	161
Professional and contract services	37	43	36
Computer operations and data communications	32	34	30
Occupancy	25	25	23
General, administrative and other	22	17	19
Marketing and advertising	9	9	7
Depreciation and amortization	53	49	45
Regulatory	8	8	8
Merger and strategic initiatives	10	24	6

Total operating expenses	393	390	335

Operating income	273	240	246
Interest income	2	2	2
Interest expense	(38)	(36)	(37)
Net income from unconsolidated investees	2	5	4

Income before income taxes	239	211	215
Income tax provision (benefit)	62	(35)	47

Net income attributable to Nasdaq	$177	$246	$168

Per share information:
Basic earnings per share	$1.06	$1.47	$1.01

Diluted earnings per share	$1.05	$1.45	$0.99

Cash dividends declared per common share	$0.82	$0.38	$0.32

Weighted-average common shares outstanding for earnings per share:
Basic	166.9	166.9	166.5
Diluted	169.0	169.7	170.2

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$231	$192	$191
Transaction-based expenses:
Transaction rebates	(137)	(115)	(113)
Brokerage, clearance and exchange fees	(16)	(14)	(10)

Total net equity derivative trading and clearing revenues	78	63	68
Cash Equity Trading Revenues	402	321	320
Transaction-based expenses:
Transaction rebates	(208)	(167)	(183)
Brokerage, clearance and exchange fees	(120)	(89)	(76)

Total net cash equity trading revenues	74	65	61
Fixed Income and Commodities Trading and Clearing Revenues	27	25	25
Transaction-based expenses:
Transaction rebates	(3)	(3)	(5)
Brokerage, clearance and exchange fees	(1)	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	23	21	19
Trade Management Services Revenues	75	73	70

Total Net Market Services revenues	250	222	218

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	100	99	95
Listings Services revenues	72	70	65

Total Corporate Services revenues	172	169	160

INFORMATION SERVICES REVENUES
Data Products revenues	133	119	108
Index Licensing and Services revenues	41	37	30

Total Information Services revenues	174	156	138

MARKET TECHNOLOGY REVENUES	70	83	65

Revenues less transaction-based expenses	$666	$630	$581

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$405	$377
Restricted cash	24	22
Financial investments, at fair value	224	235
Receivables, net	486	356
Default funds and margin deposits	4,026	3,988
Other current assets	205	235
Assets held for sale	268	297

Total current assets	5,638	5,510
Property and equipment, net	384	400
Deferred tax assets	416	393
Goodwill	6,549	6,586
Intangible assets, net	2,432	2,468
Other non-current assets	371	374

Total assets	$15,790	$15,731

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$237	$177
Section 31 fees payable to SEC	128	128
Accrued personnel costs	111	170
Deferred revenue	386	161
Other current liabilities	161	85
Default funds and margin deposits	4,026	3,988
Short-term debt	960	480
Liabilities held for sale	27	45

Total current liabilities	6,036	5,234
Long-term debt	3,155	3,727
Deferred tax liabilities	600	602
Non-current deferred revenue	106	126
Other non-current liabilities	168	162

Total liabilities	10,065	9,851

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,926	3,024
Common stock in treasury, at cost	(289)	(247)
Accumulated other comprehensive loss	(1,060)	(862)
Retained earnings	4,146	3,963

Total Nasdaq stockholders’ equity	5,725	5,880

Total liabilities and equity	$15,790	$15,731

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
U.S. GAAP net income attributable to Nasdaq	$177	$246	$168
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	28	25	23
Merger and strategic initiatives (2)	10	24	6
Sublease loss reserve (3)	2	2	—

Total non-GAAP adjustments	40	51	29
Non-GAAP adjustment to the income tax provision (4)	(8)	(21)	(12)
Impact of newly enacted U.S. tax legislation (5)	5	(89)	—
Excess tax benefits related to employee share-based compensation (6)	(5)	(10)	(23)

Total non-GAAP adjustments, net of tax	32	(69)	(6)
Non-GAAP net income attributable to Nasdaq	$209	$177	$162

U.S. GAAP diluted earnings per share	$1.05	$1.45	$0.99
Total adjustments from non-GAAP net income above	0.19	(0.41)	(0.04)

Non-GAAP diluted earnings per share	$1.24	$1.04	$0.95

Weighted-average diluted common shares outstanding for earnings per share:	169.0	169.7	170.2

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended March 31, 2018, merger and strategic initiatives expense is primarily related to costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. For the three months ended December 31, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment, Inc. and International Securities Exchange, or ISE, as well as costs associated with sale of for our Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. For the three months ended March 31, 2017, merger and strategic initiatives expense primarily related to our acquisitions of ISE and Boardvantage, Inc. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	For the three months ended March 31, 2018 and for the three months ended December 31, 2017, we established a sublease loss reserve on space we currently occupy due to excess capacity.
(4)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. For the three months ended December 31, 2017, we recorded a decrease to tax expense of $6 million, which reflects the impact of amending our assertion regarding the indefinite reinvestment of earnings of certain subsidiaries outside the U.S.
(5)	The Tax Cuts & Jobs Act was enacted on December 22, 2017. For the three months ended March 31, 2018, we recorded an increase to tax expense of $5 million, which reflects the reduced federal tax benefit associated with state unrecognized tax benefits. For the three months ended December 31, 2017 we recorded a decrease to tax expense of $89 million, which reflected the estimated impact associated with the enactment of this act. The decrease in tax expense primarily related to the remeasurement of our net U.S. deferred tax liability at the lower U.S. federal corporate income tax rate. The amounts referred above may be refined in the future as new information becomes available.
(6)	Excess tax benefits related to employee share-based compensation of $5 million for the three months ended March 31, 2018, $10 million for the three months ended December 31, 2017 and $23 million for the three months ended March 31, 2017 reflect the recognition of income tax effects of share-based awards when awards vest or are settled. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider excess tax benefits related to employee share-based compensation to be a non-GAAP adjustment.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
U.S. GAAP operating income	$273	$240	$246
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	28	25	23
Merger and strategic initiatives (2)	10	24	6
Sublease loss reserve (3)	2	2	—

Total non-GAAP adjustments	40	51	29

Non-GAAP operating income	$313	$291	$275

Revenues less transaction-based expenses	$666	$630	$581
U.S. GAAP operating margin (4)	41%	38%	42%
Non-GAAP operating margin (5)	47%	46%	47%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended March 31, 2018, merger and strategic initiatives expense is primarily related to costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. For the three months ended December 31, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment, Inc. and ISE, as well as costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. For the three months ended March 31, 2017, merger and strategic initiatives expense primarily related to our acquisitions of ISE and Boardvantage, Inc. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	For the three months ended March 31, 2018 and for the three months ended December 31, 2017, we established a sublease loss reserve on space we currently occupy due to excess capacity.
(4)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by total revenues less transaction-based expenses.
(5)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
U.S. GAAP operating expenses	$393	$390	$335
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(28)	(25)	(23)
Merger and strategic initiatives (2)	(10)	(24)	(6)
Sublease loss reserve (3)	(2)	(2)	—

Total non-GAAP adjustments	(40)	(51)	(29)

Non-GAAP operating expenses	$353	$339	$306

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended March 31, 2018, merger and strategic initiatives expense is primarily related to costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. For the three months ended December 31, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment, Inc. and ISE, as well as costs associated with the sale of our Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business. For the three months ended March 31, 2017, merger and strategic initiatives expense primarily related to our acquisitions of ISE and Boardvantage, Inc. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	For the three months ended March 31, 2018 and for the three months ended December 31, 2017, we established a sublease loss reserve on space we currently occupy due to excess capacity.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	19.6	15.3	14.6
Nasdaq PHLX matched market share	16.0%	18.4%	17.1%
The Nasdaq Options Market matched market share	10.1%	8.6%	9.5%
Nasdaq BX Options matched market share	0.5%	0.5%	0.7%
Nasdaq ISE Options matched market share	8.4%	8.9%	9.5%
Nasdaq GEMX Options matched market share	4.6%	4.9%	5.6%
Nasdaq MRX Options matched market share	0.1%	0.2%	0.1%

Total matched market share executed on Nasdaq’s exchanges	39.7%	41.5%	42.5%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	354,744	313,920	338,463
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	7.62	6.36	6.84
Matched share volume (in billions)	88.6	72.7	74.7
The Nasdaq Stock Market matched market share	14.9%	14.1%	14.0%
Nasdaq BX matched market share	3.3%	3.3%	2.7%
Nasdaq PSX matched market share	0.9%	0.7%	0.9%

Total matched market share executed on Nasdaq’s exchanges	19.1%	18.1%	17.6%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	33.6%	35.2%	34.9%

Total market share (2)	52.7%	53.3%	52.5%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	651,405	564,397	507,647
Total average daily value of shares traded (in billions)	$6.0	$5.4	$5.0
Total market share executed on Nasdaq’s exchanges	69.6%	71.2%	65.0%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income notional trading volume (in billions)	$5,156	$4,030	$5,041
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	132,225	130,645	112,004
Commodities
Power contracts cleared (TWh) (3)	272	284	379
Corporate Services
Initial public offerings
The Nasdaq Stock Market	37	49	17
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	13	28	11
Total new listings
The Nasdaq Stock Market (4)	62	84	42
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	15	36	16
Number of listed companies
The Nasdaq Stock Market (6)	2,969	2,949	2,890
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	986	984	910
Information Services
Number of licensed exchange traded products (ETPs)	328	324	306
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$173	$167	$138

Market Technology
Order intake (in millions)(8)	$55	$115	$47
Total order value (in millions)(9)	$735	$747	$709

(1)	Includes Finnish option contracts traded on Eurex.
(2)	Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETPs
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 376 ETPs as of March 31, 2018, 373 as of December 31, 2017 and 332 as of March 31, 2017.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)	Represents total contract value of orders signed that are yet to be recognized as revenue. Total order value for the three months ended March 31, 2017 and for the three months ended December 31, 2017 were restated as a result of the adoption of ASU 2014-09, “Revenue from Contracts with Customers.”